Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FOURTH QUARTER AND FISCAL YEAR 2025 RESULTS

Fiscal Year 2025 total revenue increased 3.5% and comparable store sales excluding fuel increased 2.1%

Sunbury, PA (March 12, 2026) – Weis Markets, Inc. (NYSE: WMK) (“Weis Markets”, or the “Company”) today reported its financial results for the 13-week fourth quarter and 52-week fiscal year ended December 27, 2025.

“Despite ongoing cautious customer spending, our Company achieved strong year-over-year sales growth, supported by significant price investments and record capital expenditures that enabled five new store openings and seven major remodels. We also delivered a 21% increase in e-commerce sales while benefitting from elevated pharmacy volume following a competitor’s market exit,” said Weis Markets, Inc. Chairman, President, and CEO Jonathan H. Weis.

“In 2025, long-term investing remained a priority as we continued to support our future growth. Our store, supply chain and support associates helped us improve efficiencies and incorporate technologies that promote a superior customer experience. We are proud of our associates and grateful for their many contributions,” said Mr. Weis.

2025 Annual Report on Form 10-K

As previously disclosed, the Company required additional time to complete its review and analysis of the impact to, and associated restatement of, its historical financial statements related to the incorrect recording of certain overstated inventory amounts. The Company has now completed this work, and the restated financial statements are reflected in this news release and further detailed in its 2025 Annual Report on Form 10 K filed with the Securities and Exchange Commission on March 12, 2026.

Fourth Quarter 2025 Results

Total revenue was $1.30 billion for the 13-week fourth quarter ended December 27, 2025, compared to $1.23 billion for the same period in 2024, a 5.0% increase. Fourth quarter comparable store sales excluding fuel increased 2.5% on an individual year-over-year basis and increased 3.6% on a two-year stacked basis.

The Company’s fourth quarter net income was $31.96 million compared to $33.70 million in 2024, a 5.1% decrease. Adjusted for the weighted-average shares outstanding for the applicable reporting period, fourth quarter earnings per share were $1.24 compared to $1.25 per share for the same period in 2024.

Fiscal Year 2025 Results

Total revenue was $4.96 billion for the 52-week fiscal year ended December 27, 2025, compared to $4.79 billion for the same period in 2024, a 3.5% increase. Fiscal year 2025 comparable store sales excluding fuel increased 2.1% on an individual year-over-year basis and increased 4.0% on a two-year stacked basis.

The Company’s fiscal year 2025 net income was $93.69 million compared to $106.02 million in 2024, a 11.6% decrease. Adjusted for the weighted-average shares outstanding for the applicable reporting period, fiscal year 2025 earnings per share were $3.65 compared to $3.94 per share for the same period in 2024.

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on February 5, 2026, a quarterly cash dividend of $0.34 per share to shareholders of record as of February 17, 2026, payable on March 3, 2026.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer currently operating 202 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; tariffs and trade policies; business conditions and trends in the retail industry; the regulatory environment; rapidly changing technology, including cybersecurity and data privacy risks, and competitive factors, including increased competition with regional and national retailers; price pressures; further expenditures related to the restatement of our financial statements; and the results of any shareholder actions associated with the restatement. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because Management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Fourth Quarter – 2025

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(amounts in thousands, except shares and per share amounts)	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Net sales	$1,289,882	$1,228,024	$4,939,373	$4,773,880
Other revenue	5,948	5,675	18,336	17,850
Total revenue	1,295,830	1,233,699	4,957,709	4,791,730
Cost of sales, including advertising, warehousing and distribution expenses	967,751	920,008	3,717,846	3,592,980
Gross profit on sales	328,079	313,691	1,239,863	1,198,750
Operating, general and administrative expenses	287,003	272,725	1,126,210	1,072,364
Income from operations	41,076	40,966	113,653	126,386
Investment income (loss) and interest expense	1,716	4,508	14,697	21,970
Other income (expense)	(1,033)	20	(4,403)	(3,409)
Income before provision for income taxes	41,759	45,494	123,947	144,947
Provision for income taxes	9,798	11,800	30,256	38,923
Net income	$31,961	$33,695	$93,691	$106,024

Weighted-average shares outstanding, basic and diluted	25,685,425	26,898,443	25,685,425	26,898,443
Cash dividends per share	$0.34	$0.34	$1.36	$1.36
Basic and diluted earnings per share	$1.24	$1.25	$3.65	$3.94

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Fourth Quarter – 2025

(Unaudited)

	Percentage Change
	Fourth Quarter Ended
December 27, 2025	2025 vs. 2024	2024 vs. 2023
Comparable store sales, excluding fuel (individual year)	2.5%	1.1%
Comparable store sales, excluding fuel (two-year stacked)	3.6
Comparable store sales (individual year)	2.9	0.8%
Comparable store sales (two-year stacked)	3.7%

	Percentage Change
	Year Ended
December 27, 2025	2025 vs. 2024	2024 vs. 2023
Comparable store sales, excluding fuel (individual year)	2.1%	1.9%
Comparable store sales, excluding fuel (two-year stacked)	4.0
Comparable store sales (individual year)	2.0	1.7%
Comparable store sales (two-year stacked)	3.7%